ASSET PURCHASE AGREEMENT

                                  by and among

                       PARADIGM MORTGAGE ASSOCIATES, INC.
                               a Florida Company,

                           its Principal Shareholders

                                       and

                           ACCENT ACQUISITIONS I, CO.
                              a Georgia corporation

                          Dated as of February 25, 2000

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

DEFINITIONS....................................................................1


                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

Section 2.01.  Agreement To Purchase...........................................4
Section 2.02.  Purchase Price..................................................5
Section 2.03.  Closing.........................................................5


                                   ARTICLE III

               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01.  Sole Owner......................................................7
Section 3.02.  Corporate Existence.............................................7
Section 3.03.  Power and Authority.............................................7
Section 3.04.  Noncontravention................................................7
Section 3.05.  No Subsidiaries.................................................8
Section 3.06.  Financial Statements, Books and Records.........................8
Section 3.07.  No Liabilities Assumed..........................................9
Section 3.08.  Recent Events...................................................9
Section 3.09.  Tax Matters....................................................11
Section 3.10.  Title and Condition of Properties..............................12
Section 3.11.  Environmental Liability........................................12
Section 3.12.  Contracts......................................................12
Section 3.13.  Employees, Employment Matters..................................14
Section 3.14.  Employee Benefit Plans.........................................15
Section 3.15.  Licenses, Permits and Approvals................................18
Section 3.16.  Unlawful Payments..............................................18
Section 3.17.  Insurance......................................................18
Section 3.18.  Brokers' Fees..................................................18
Section 3.19.  Enforceability.................................................19
Section 3.20.  Claims and Proceedings.........................................19
Section 3.21.  Bankruptcy or Insolvency Proceedings...........................19
Section 3.22.  No Knowledge or Notice.........................................19
Section 3.23.  Debts, Liabilities and Obligations.............................19
Section 3.24.  No Other Agreements............................................19
Section 3.25.  Compliance With Laws...........................................19
Section 3.26.  No Agreements with Management..................................19

                                                                            Page

Section 3.27.  Name, Trade Name and Service Marks.............................20
Section 3.28.  Claims by Branch Operations....................................20
Section 3.29.  Loan Matters...................................................20
Section 3.30.  Disclosure.....................................................20


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES BY BUYER

Section 4.01.  Organization...................................................21
Section 4.02.  Power and Authority............................................21
Section 4.03.  Noncontravention...............................................21
Section 4.04.  No Broker......................................................21
Section 4.05.  Bankruptcy or Insolvency Proceedings...........................21
Section 4.06.  Enforceability.................................................21
Section 4.07.  Payment Shares.................................................21
Section 4.08.  Disclosure.....................................................21


                                    ARTICLE V

CONDITIONS PRECEDENT..........................................................22


                                   ARTICLE VI

                       CONDUCT OF SELLER PRIOR TO CLOSING

Section 6.01.  Full Access....................................................23
Section 6.02.  Carry on in Regular Course.....................................23


                                   ARTICLE VII

               EMPLOYMENT AGREEMENT AND NONCOMPETITION AGREEMENTS

Section 7.01.  Employment Agreements..........................................24
Section 7.02.  Noncompetition Agreements......................................24


                                  ARTICLE VIII

                                 HOLDBACK ESCROW

Section 8.01.  Establishment of Holdback Escrow...............................24


                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

Section 9.01.  Post-Acquisition Covenants.....................................25

                                                                            Page

Section 9.02.  Non-Competition................................................26
Section 9.03.  Waiver and Release.............................................28
Section 9.04.  Indemnification................................................28
Section 9.05.  Dispute Resolution Regarding Indemnification...................31
Section 9.06.  Arbitration....................................................31
Section 9.07.  Transition Costs...............................................32
Section 9.08.  Most Recent Fiscal Year End Financial Statements...............32


                                    ARTICLE X

DEFAULT        ...............................................................32


                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.01. Possession.....................................................33
Section 11.02. Prorations and Adjustments; Costs..............................33
Section 11.03. Headings.......................................................33
Section 11.04. Duplicate Executions...........................................33
Section 11.05. Time of the Essence............................................33
Section 11.06. Construction...................................................33
Section 11.07. Assignment or Delegation.......................................33
Section 11.08. Severability...................................................33
Section 11.09. Entire Agreement...............................................33
Section 11.10. Notices........................................................33
Section 11.11. Nonwaiver......................................................34
Section 11.12. Schedules......................................................34
Section 11.13. Governing Law..................................................34
Section 11.14. Amendments.....................................................34
Section 11.15. Further Assurances.............................................35
Section 11.16. Confidentiality................................................35
Section 11.17. Risk of Loss...................................................35

                                   EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the close of business on February 25, 2000, (the "Effective Date") by and among PARADIGM MORTGAGE ASSOCIATES, INC., a Florida corporation (the "Company"), C. W. ROBERT HARRELL and PAUL H. HALTER, JR., the principal shareholders of the Company, (collectively, the "Principal Shareholders") (the Company and the Principal Shareholders are sometimes referred to collectively as "Seller"), and ACCENT ACQUISITIONS I, CO., a Georgia corporation and a direct, wholly-owned subsidiary of Lahaina Acquisitions, Inc., a Colorado corporation ("Buyer").

                             PRELIMINARY STATEMENTS

     The Company desires to sell to Buyer and Buyer desires to purchase from the Company certain tangible and intangible personal property used by the Company in its business, subject to the terms, covenants and conditions contained in this Agreement.

     In consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows.

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

     Certain of the terms used herein shall have the following definitions:

     "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, Security Interests, losses, expenses, and fees, including all attorneys' fees and court costs.

     "Affiliate" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of a Party other than any such information that (a) is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inaction of the Person to whom disclosure has been made by or on behalf of such Party) or (b) has been acquired or developed independent from such Party.

     "Current Market Price" means the average of the last reported bid price of Lahaina Common Stock as reported by the OTC Bulletin Board for the previous ten
(10) consecutive trading days.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any Company or other business entity that is included in a controlled group of the Company within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

     "Escrow Agent" shall mean Kutak Rock LLP.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing the Financial Statements (as defined herein) for the Most Recent Fiscal Year End.

     "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such entity, and in any event, regardless of how classified in accordance with GAAP, shall include (a) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (d) capitalized lease obligations.

     "Intellectual Property" means any and all of the following which is owned by, licensed by, licensed to, used or held for use by the Company (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, internet domain names, corporate names (including the name "Paradigm Mortgage Associates" and all derivations thereof) and all applications to register the same (the "Trademarks"); (b) all issued U.S. and foreign patents and

pending patent applications, patent disclosures and improvements thereto (the "Patents"); (c) all registered and unregistered copyrights, mask work rights and all applications to register the same (the "Copyrights"); (d) all computer software and databases owned or used (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) by the Company or under development for the Company by third parties (the "Software"); (e) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, client and supplier lists and information and other confidential and proprietary information ("Proprietary Rights"); (f) all licenses and agreements pursuant to which the Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to the Company under standard, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties' business) ("Licenses-In"); (g) all domain names including, but limited to, "www.goParadigm.com"; and (g) all licenses and agreements pursuant to which the Company has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights ("Licenses-Out").

     "Knowledge" means, in the case of any individual, knowledge that a reasonable person under similar circumstances would have after investigation and inquiry, and in the case of the Company, the knowledge (under the same standard as described immediately above) of the directors and officers of such the Company and the employees of such the Company having responsibility for the particular subject matter at issue.

     "Lahaina" means Lahaina Acquisitions, Inc., a Colorado corporation and the parent corporation of Buyer.

     "Lahaina Common Stock" means the Common Stock, no par value, of Lahaina.

     "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including without limitation, any liability for Taxes and any Liability relating to the Property.

     "Material Adverse Effect" means a material adverse effect or impact upon the assets, financial condition, results of operations, business or prospects of the Company or on the ability of the Parties to consummate the transactions contemplated hereby.

     "Most Recent Fiscal Year End" means December 31, 1999.

     "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice of the Company, Buyer or Buyer Subsidiary, respectively, as the context herein may require (including with respect to quantity and frequency).

     "Person" means any individual, trust, the Company, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

     "Plans" means: (a) all employee benefit plans as defined in Section 3(3) of ERISA; (b) all other severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (c) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of the Company or any ERISA Affiliate of the Company and (i) to which the Company or any ERISA Affiliate of the Company is or has been a party or by which any of them is or has been bound or (ii) with respect to which the Company or any ERISA Affiliate of the Company has made any payments or contributions since December 31, 1994 or (iii) to which the Company or any ERISA Affiliate of the Company may otherwise have any liability (including any such plan or arrangement formerly maintained by the Company or any ERISA Affiliate of the Company).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

     "Subsidiary" means any company, limited liability company, limited partnership, partnership, trust or other entity with respect to which another person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

     "Tax" or "Taxes" means any Federal, state, local, or foreign income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS

     Section 2.01. Agreement To Purchase. Buyer shall purchase from the Company the following assets and property (collectively, the "Property"):

     (a) Branch Office Operations. All branch office operations (the "Branch Operations") identified on Section 2.01(a) of the Disclosure Schedule attached hereto as Exhibit A and by this reference made a part hereof, including, but limited to, the Loan Officer Agreements, Loan Officer Agreements Employment Agreements, and other agreements, documents, contracts, arrangements and instruments relating to each Branch Operation which are listed on Section 2.01(a) of the Disclosure Schedule (collectively, the "Branch Agreements"), true and correct copies of which have been provided to Buyer; and

     (b) Tangible Personal Property. All customer lists, data bases, books, records, displays, computer software, brochures and all other tangible personal property owned, used or maintained by the Company which relate to or are necessary to monitor, supervise, manage, maintain or assist the Branch Operations identified on Section 2.01(b) of the Disclosure Schedule attached hereto as Exhibit A (collectively the "Tangible Personal Property");

     (c) Intangible Personal Property. All Intellectual Property, licenses, permits, data bases, telephone numbers, business plans, records, marketing plans, mailing lists, and publications used by the Company in connection with the Branch Operations and all goodwill associated with such Intellectual Property (collectively, the "Intangible Property");

     (d) Transport Logic, Inc.. All of the Company's ownership of issued and outstanding shares (the "TLI Shares") of capital stock of Transport Logic, Inc., a Nevada corporation ("TLI").

     IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE PROPERTY SHALL NOT INCLUDE ANY CASH OR CASH EQUIVALENTS AND THAT BUYER SHALL ASSUME NO LIABILITIES OF THE COMPANY.

     Section 2.02. Purchase Price. Buyer shall pay the Company, as consideration for the purchase of the Property, 760,000 shares of Lahaina Common Stock (the "Payment Shares").

     Section 2.03. Closing.

     (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall occur upon the satisfaction or waiver of the conditions precedent set forth in Article V of this Agreement on a date which is mutually agreed to by the parties, but in no event later than March 31, 2000 (the "Closing Date"). The Closing shall occur in the office of Buyer's counsel in Atlanta, Georgia, or such other place as shall be agreed to by the parties. It is expressly understood by the parties that the Closing shall be effective for accounting purposes as of the Effective Date.

     (b) At the Closing, the Company, the Principal Shareholders and the Buyer, as applicable, shall execute, acknowledge and/or deliver or cause to be delivered the following:

          (i) A general Bill of Sale, duly executed and acknowledged, in a form reasonably acceptable to Buyer and the Company, transferring to Buyer the Tangible Personal Property free and clear of all Security Interests;

          (ii) An Assignment Agreement, in a form reasonably acceptable to Buyer and the Company, duly executed and acknowledged, assigning to Buyer the Branch Agreements and the Intangible Property;

          (iii) Employment Agreements (the "Employment Agreements"), duly executed and acknowledged, in a form reasonably acceptable to Buyer and each Principal Shareholder, as contemplated by Section 7.01 of this Agreement;

          (iv) A copy of a resolution duly adopted by the Board of Directors of the Company, certified by its secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

          (v) A copy of a resolution duly adopted by the shareholders of the Company, certified by the Company's secretary, authorizing the consummation of the transaction contemplated herein;

          (vi) The opinion of counsel to the Seller substantially in the form set forth in Exhibit B;

          (vii) Duly executed and authenticated certificates evidencing the Payment Shares; provided, however, that (A) 400,000 of the Payment Shares (the "Escrowed Shares") shall be deposited with the Escrow Agent and held and distributed in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit C, and as more fully described in Article VIII hereof and (B) 150,000 of the Payment Shares shall be deposited with the Escrow Agent to be held in order to satisfy outstanding claims against the Company by Regions Bank pursuant to an escrow agreement to be entered into by and between Seller, Regions Bank and the Escrow Agent;

          (viii) Any and all other instruments reasonably required or requested by Buyer in connection with the Closing. (Seller shall use its best efforts to obtain and deliver to Buyer any and all instruments and documents reasonably required or requested by Buyer from any third party in connection with this transaction and reasonably determined by Buyer to be reasonably necessary for the consummation of this transaction, including, but not limited, the consents necessary to transfer and assign the Branch Agreements to Buyer);

          (ix) The Escrow Agreement substantially in the form attached hereto as Exhibit C;

          (x) Duly executed and authenticated certificates representing the Escrowed Shares (which will be delivered to the Escrow Agent at the Closing);

          (xi) A management agreement by and between Buyer and Seller whereby Buyer shall manage the business operations of Seller until Buyer receives the necessary regulatory approvals to conduct the Branch Operations; and

          (xii) Certificates representing the TLI Shares, duly endorsed for transfer to Buyer or Buyer's designee or accompanied with duly executed blank stock powers for transfer.

                                   ARTICLE III

               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations, warranties and covenants contained in this Article III are being made to induce Buyer to enter into this Agreement and Lahaina to issue the Payment Shares and the transactions contemplated herein, and Buyer and Lahaina have relied, and will continue to rely, upon such representations, warranties and covenants. The representations, warranties and covenants contained in this Article III will be true, correct and complete as of the Closing Date and shall survive the Closing and the delivery and/or recording of any document contemplated by this Agreement. Seller's liabilities under this Article shall be governed and limited by the provisions of Section 3.07 hereof. Seller represents, warrants and covenants to Buyer and Lahaina, and their successors and assigns, as of the date of Closing, as follows:

     Section 3.01. Sole Owner. Except as set forth in the Disclosure Schedule, the Company is the absolute and sole owner of the Property, free and clear of all Security Interests, and there are no agreements, covenants, conditions, limitations or other exceptions affecting the Property which would prevent, prohibit, delay or interfere with Buyer's intended use of the Property. At the Closing, Seller will convey the Property to Buyer free and clear of all liens, encumbrances and Security Interests.

     Section 3.02. Corporate Existence. The Company is a the corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. True and correct copies of the Company's Articles of Incorporation and Bylaws, in each case as amended to date, have been delivered to Buyer. The Company is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified, would not individually or in the aggregate, have a Material Adverse Effect. Section 3.02 of the Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

     Section 3.03. Power and Authority. The Company has the corporate power and authority to enter into and perform this Agreement and all other documents contemplated by this Agreement and has taken all corporate action required to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated on its part herein. No consent or approval of any person, entity or governmental authority or agency is required to, of or for the execution and entering into of this Agreement or for the sale and conveyance of the

Property, except as have been obtained. The names of all shareholders of the Company are set forth in Section 3.03 of the Disclosure Schedule.

     Section 3.04. Noncontravention. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the Principal Shareholders and the consummation by the Company and the Principal Shareholders of the transactions contemplated herein do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (a) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which they, or any of them, are or is bound, (b) any mortgage, indenture, security agreement, contract, agreement or other undertaking to which they, or any of them, are or is a party or by which they, or any of them, are or is bound or (c) the Company's Articles of Incorporation or Bylaws. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the parties to consummate the transactions contemplated by this Agreement or in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

     Section 3.05. No Subsidiaries. The Company does not own or control any direct or indirect equity interest or participation in any corporation, partnership, limited liability company, trust, or other business association or Subsidiary, other than its interest in Transport Logic, Inc.

     Section 3.06. Financial Statements, Books and Records.

          (a) The Company has provided Buyer with the following financial statements, correct and complete copies of which are set forth in Section 3.06(a) of the Disclosure Schedule (collectively the "Financial Statements"): audited balance sheet and related statements of income, changes in shareholders' equity and cash flows for the Company as of and for the fiscal years ended December 31, 1998 and 1997, and an unaudited balance sheet and related statements of income, changes in shareholders' equity and cash flow for the Company for the six months ended June 30, 1999. The Financial Statements are correct and complete and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except, in the case of the Latest Balance Sheet and related financial statements for the period then ended, for the absence of footnotes and nominal year-end adjustments, none of which will be material), and fairly present the financial condition and results of operations of the Company as of the times and for the periods referred to therein.

          (b) The Company's books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect all of the assets and Liabilities of the Company and all contracts and transactions to which the Company is or was a party or by which the Company or any of its business or assets is or was affected. The corporate minute books of the Company, correct and complete copies of which have been made available to Buyer, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof). The stock transfer books and stock ledger of the Company are complete and correctly reflect all issuances and transfers of the capital stock of the Company.

     Section 3.07. No Liabilities Assumed. IT IS EXPRESSLY UNDERSTOOD AND AGREED BY ALL PARTIES THAT BUYER SHALL NOT ASSUME OR BECOME LIABLE FOR ANY LIABILITY OF THE COMPANY OR THE PRINCIPAL SHAREHOLDERS OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ABSOLUTE, CONTINGENT OR OTHERWISE, AND WHETHER ARISING OR ACCRUING ON, BEFORE OR SUBSEQUENT TO THE CLOSING DATE, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:

          (a) debts and accrued Liabilities of the Company;

          (b) Liabilities or obligations associated with any employee benefit plan;

          (c) payments due or to become due or any Liabilities or obligations to any officer, director, employee or agent of the Company;

          (d) payroll expenses, payroll taxes, ad valorem taxes, income taxes, use taxes, property (real or personal) taxes, excise taxes and other Taxes, owed by the Company to any taxing authority related to any period;

          (e) accounts payable;

          (f) Liabilities arising out of the Company's ownership, possession, license, lease, operation or use of any assets, properties, rights or businesses of the Company, including the Property;

          (g) Liabilities related to any litigation matter or enforcement proceeding;

          (h) Liabilities relating to any "warehouse" line of credit of the Company; and/or

          (i) Liabilities relating to the Branch Operations.

     Section 3.08. Recent Events. Since the Most Recent Fiscal Year End, the Company has not experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on the Latest Balance Sheet, since the Most Recent Fiscal Year End, the Company has not:

          (a) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (b) accelerated, terminated, modified, canceled or committed any breach of any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $10,000 or otherwise outside of the Ordinary Course of Business;

          (c) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside of the Ordinary Course of Business;

          (d) experienced any damage, destruction, or loss to its property in excess of $10,000 (whether or not covered by insurance);

          (e) created or suffered to exist any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liabilities in the aggregate in excess of $10,000;

          (f) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock;

          (g) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (h) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, Shareholder or other insider or Affiliate of the Company (other than salaries and employee benefits in the Ordinary Course of Business);

          (i) made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business involving an expenditure in excess of $10,000;

          (j) amended or modified in any respect any Plan (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Buyer);

          (k) entered into any employment agreement or collective bargaining agreement or granted any increase in the salary of any officer or employee of the Company or paid or committed to pay any bonus to any officer or employee;

          (l) changed the manner in which the business has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

          (m) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

          (n) changed the relationships with any client, contractor or supplier which might reasonably be expected to result in a Material Adverse Effect; or

          (o) committed (orally or in writing) to any of the foregoing.

     Section 3.09. Tax Matters.

          (a) The Company has filed all Tax Returns that it was required to file on or prior to the Closing Date. All such Tax Returns were correct and complete in all material respects and accurately reflected all Liability for Taxes for the periods covered thereby. The Company's Liability for unpaid Taxes, whether to any governmental authority or to another Person such as under a tax sharing agreement, for all periods ending on or before the Effective Date do not exceed the amount of the Liability accruals for Taxes (excluding reserves for deferred Tax assets or deferred Tax Liabilities) on the Most Recent Fiscal Year End Balance Sheet. Neither the Company nor any Principal Shareholder has received notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax when due.

          (b) The Company has withheld and paid when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          (c) Neither the Company nor any Principal Shareholder has any Knowledge of any Basis on which any taxing authority could assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any Shareholder or the Company has Knowledge. The Company has previously provided to Buyer correct copies of all Federal, state, local, and foreign Tax Returns filed with respect to the Company for all taxable periods for which the applicable statue of limitations has not closed. None of such Tax Returns have been audited, and none currently is the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by the Company for such taxable periods.

          (d) The Company has disclosed on its Federal income tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code. The Company has not been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company never has been a member of an Affiliated Group which filed federal income tax returns, other than a group of which the Company was the common parent. The Company has no Liability for Taxes owed by any Person (other than the Company), including without limitation, (A) as a transferee, assignee or other successor or (B) pursuant to a Tax sharing agreement or other contract.

          (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

     Section 3.10. Title and Condition of Properties.

          (a) Tangible Personal Property. The Company owns good and marketable title, free and clear of all Security Interests, liens, claims, charges, options or other title defects or encumbrances, to the Tangible Personal Property, and the Tangible Personal Property is in good workmanlike condition and repair, except for ordinary wear and tear not caused by neglect, and is useable in the Ordinary Course of Business.

          (b) Intellectual Property. The Company owns all right, title and interest in and to the Intellectual Property, free and clear of all Security Interests, liens, claims, charges, options or other encumbrances. To the knowledge of Seller, none of the rights of the Company in and to the Intellectual Property are being challenged or infringed, no current licenses for the use of any such rights have been granted to any third parties, and none of such rights is being used by any person other than the Company.

     Section 3.11. Environmental Liability.

          (a) None of the assets of the Company (defined for purposes of this subsection (a) as the Tangible Personal Property owned or leased by the Company) contain any hazardous materials or hazardous substances, as such terms are defined or used in the Comprehensive Environmental Response,
     Compensation and Recovery Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and all other federal, state and local laws, ordinances, rules, regulations, orders or determinations of any governmental authority now or hereafter pertaining to health or the environment, including, without limitation, petroleum products, friable asbestos and PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids);

          (b) No notice or other communication has been made or issued by any governmental agency having jurisdiction over the Company's assets, or any other person, with respect to any alleged violation of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the Company's assets; and

          (c) All Hazardous Materials which have been remediated from any assets of the Company prior to or during the Company's ownership of such assets have been handled in compliance with all applicable laws.

     Section 3.12. Contracts. The Company is not a party to any of the following contracts, agreements, or other written arrangements:

          (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties with annual payments exceeding $10,000 or with a term exceeding one year;

          (b) any written arrangement concerning a partnership or joint venture;

          (c) any written arrangement (or group of related written arrangements) under which the Company has (i) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness in excess of $10,000 or (ii) imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (d) any written arrangement concerning confidentiality or any written arrangement concerning non-competition;

          (e) any written arrangement not disclosed in the Disclosure Schedule pursuant to any other provision in this Section 3.12 under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

          (f) any contract with any labor union or contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis, and any contract for the engagement of any consultants or independent contractors;

          (g) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business, or any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

          (h) any contract or group of related contracts with the same party (or group of related parties) for or relating to the purchase or sale of products or services, either (i) which is not terminable by the Company on sixty (60) days or less notice or (ii) under which the undelivered balance of products and services has a selling price in excess of $10,000;

          (i) any other contract or group of related contracts with the same party either (i) requiring payments after the date hereof to or by the Company of more than $10,000 or (ii) not terminable by the Company on sixty
     (60) days or less notice;

          (j) any agreement with any employee, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving the Company;

          (k) any agreement or plan the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement; and

          (l) any other written arrangement or group of related written arrangements not entered into in the Ordinary Course of Business or the breach, default or termination of which would have a Material Adverse Effect.

     The Company has delivered or otherwise made available to Buyer a correct and complete copy of each written arrangement (including all amendments thereto) listed in Section 3.12 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Effective Time, (iii) neither the Company (nor, to the Knowledge of the Company and the Principal Shareholders, any other party) is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (iv) no party has repudiated any provision of any such written arrangement. The Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 3.12. Correct and complete copies of the general forms of client engagement and services used by the Company have been delivered to Buyer. Except for those Contracts set forth on Section 3.12 of the Disclosure Schedule (the "Fixed Rate Engagements"), the Company is not a party to any fixed fee or capped price contracts or engagement arrangements, nor does the Company have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis. Section 3.12 of the Disclosure Schedule identifies each Fixed Rate Engagement and sets forth the number of hours remaining to complete the work required thereunder and the amount of fees uncollected with respect thereto.
Section 3.12 of the Disclosure Schedule also sets forth the full amount, to the Knowledge of the Company and the Shareholders, of client payments to the Company through the date hereof with respect to services not yet performed by the Company.

     Section 3.13. Employees, Employment Matters.

          (a)  The  Company  is  not a  party  to or  bound  by  any  collective bargaining agreement, and the Company has not experienced any strikes, grievances, other collective bargaining disputes or, to the Knowledge of the Principal Shareholders or the Company, claims of unfair labor practices. Neither the Company nor the Principal Shareholders have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          (b) Section 3.13 of the Disclosure Schedule contains a true, correct and complete list setting forth the names and current salaries or rates of compensation of all employees of the Company and independent contractors who render services to the Company on more than a single occasion. Except as disclosed on Section 3.13 of the Disclosure Schedule, the Company has no unsatisfied Liability to any previously terminated employee or independent contractor. The Company has disclosed all written (and summarized all oral) employee handbooks, policies, programs and arrangements to Buyer.

          (c) All Persons employed by the Company are employees at will or otherwise employed such that the Company may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Company or otherwise giving rise to any material Liability of the Company for wrongful discharge, breach of contract or tort. None of the employees of the Company are subject to noncompete/nonsolicitation covenants in favor of the Company. The Company has not breached, and is not in default under any agreements with any current employee, including without limitation, any employee engaged in Branch Operations.

          (d) The Company has materially complied with all applicable laws relating to labor, including, without limitation, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, the Company has not incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or other applicable state insurance continuation law. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Company prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby. As of the Effective Time, the Company will not be, nor has the Company ever been, an enterprise subject to the Workers Adjustment Retraining and Notification Act ("WARN") and the Company will not incur, nor will the company ever have incurred, material Liabilities, penalties or other charges under WARN.

          (e) Each Person whom the Company currently retains as a consultant or previously retained as a consultant qualifies, or at all times while performing services for the Company qualified, as an independent contractor and not as an employee of the Company, under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company to be in breach of any agreement with any employee, contractor or consultant or cause the Company to be liable to pay any severance or other amount to any employee, contractor or consultant of the Company.

     Section 3.14. Employee Benefit Plans.

          (a) All employee benefit plans ("Plans") are listed and briefly described in Section 3.14 of the Disclosure Schedule. Each Plan is in compliance with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and any proposed regulations promulgated thereunder), and all agreements and instruments applicable to any Plan.
     Section 3.14(a) of the Disclosure Schedule sets forth each former employee of the Company entitled to COBRA benefits and the remaining period of such benefit. The Company and each applicable ERISA Affiliate of the Company have received favorable determination letters as to the qualification under the code of each pension plan, as defined in Section 3(2) of ERISA ("Pension Plan"), and there have been no amendments of other developments since the date of such determination letters which would cause the loss of such qualified status. No material violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or threatened against the Plans, or any administrator of fiduciary thereof, which would result in any Liability.

          (b) With respect to all present Plans, the Company and all ERISA Affiliates of the Company have heretofore delivered to Buyer true and complete copies of each of the following (including descriptions of vacation, severance pay, sickness, and separation policies):

               (i) the most recent Internal Revenue Service determination letter request relating to each of the Pension Plans, if any;

               (ii) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans, if any;

               (iii) the most recent Annual Report (Form 5500 Series), and accompanying schedules, filed for each of the Plans, if any, and the most recent summary annual report furnished for each of the Plans;

               (iv) the most recent actuarial valuations, if applicable, and latest financial statements for each of the Plans; and

               (v) all documents filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1997, if any.

               (vi) Each Plan is maintained by the Company or any ERISA Affiliate of the Company under a plan document which does not provide for other participating employers except for the Company or any ERISA Affiliate of the Company and no Plan provides or has provided credit with respect to service other than with the Company or any ERISA Affiliate of the Company.

               (vii) Neither the Company nor any ERISA Affiliate of the Company nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA.

               (viii) None of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

               (ix) No Pension Plan or trust created under any such Pension Plan has, since September 2, 1974, been terminated in whole or in part. Additionally, there is no reasonable Basis for the Company or any ERISA Affiliate of the Company to anticipate material Liability to the Pension Benefit Guaranty Corporation with respect to a Pension Plan and there has been no reportable event (within the meaning of Section 4043(c) of ERISA), or any event requiring disclosure under Section 4063(a) or 4041(c) of ERISA with respect to such a Pension Plan since

          September 2, 1974. There has been no event or condition which presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation to institute any such proceeding.

               (x) Full payment as of the Effective Time will have been made of all amounts which the Company and any ERISA Affiliate of the Company are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Effective Time. Further, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, nor has there been any lien imposed under Section 412(n) of the Code.

               (xi) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or ERISA Affiliate of the Company.

               (xii) Neither the Company nor any ERISA Affiliate of the Company provides, nor have they at any time provided, coverage under any welfare plan (a "Welfare Plan"(as defined in Section 3(l) of ERISA) (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense, or a defined benefit plan (as defined in Section 3(35) of ERISA).

               (xiii) The financial statements of each Pension Plan as of the end of the most recent plan year, and the list of the investments of such Pension Plan as of the most recent plan year end, accurately reflect the financial conditions of the Pension Plans, and there have been no material changes in such investments between such date and the Effective Time.

               (xiv) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Company or any ERISA Affiliate of the Company by any person that provide for or could be construed as a contract or promise by the Company or any ERISA Affiliate of the Company to provide for any pension, welfare, or other insurance-type benefits to such employee or former employee, whether before or after retirement, other than benefits under the Plans.

               (xv) Neither the Company nor any ERISA Affiliate of the Company currently contributes, or at any time in the past has contributed to a defined benefit plan (as defined in Section 3(35) of ERISA). With respect to each multiemployer plan, as defined in Section 3(37) of ERISA, to which the Company or any ERISA Affiliate of the Company contributes, neither the Company nor any ERISA Affiliate of the Company is delinquent in making any contribution required to be paid to any multiemployer plan or would be liable to any multiemployer plan for any withdrawal liability imposed by Title IV of ERISA or the Plan itself.

     Section 3.15. Licenses, Permits and Approvals. Section 3.15 of the Disclosure Schedule lists all governmental and regulatory licenses, permits and approvals necessary to the conduct of the Company's business. All such licenses, permits and approvals are in full force and effect and all such filings, applications and registrations are current. There are no violations by the Company of, or any claims or proceedings, pending or, to the Knowledge of the Principal Shareholders or the Company, threatened, challenging the validity of, or seeking to discontinue, any such licenses, permits or approvals. The Company holds a currently valid lender license in the State of Florida and has currently valid agency approvals from the Federal Housing Authority, the Department of Housing and Urban Development and the Veterans' Administration.

     Section 3.16. Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company or the Principal Shareholders or, to the Knowledge of the Principal Shareholders or the Company, on behalf of the Company by any agent, employee, officer, director, shareholders or other Person, that were unlawful under the laws of the United States or any state or any other foreign or municipal government authority having appropriate jurisdiction over the Company.

     Section 3.17. Insurance.

          (a) Section 3.17 of the Disclosure Schedule lists and describes each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) relating, directly or indirectly, to the Branch Operations to which the Company is or within the past three (3) years has been a party, a named insured, or otherwise the beneficiary of coverage at any time: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage (including a description of how deductibles and ceilings are calculated and operate).

          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) neither the Company nor, to the Knowledge of the Company or the Shareholders, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

     Section 3.18. Brokers' Fees. Neither the Company nor any Principal Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Buyer Subsidiary could become liable or otherwise obligated.

     Section 3.19. Enforceability. This Agreement and all other agreements to be executed in connection with this Agreement are valid and binding and enforceable upon and against Seller in accordance with their respective terms.

     Section 3.20. Claims and Proceedings. There are no claims, complaints, proceedings, demands, liabilities, suits or actions against Seller or the Property, domestic or foreign (including, without limitation, proceedings by any public or quasi-public authority, employees of the Company or insurance carriers and pending or to Seller's Knowledge threatened foreclosure procedures or other actions by any mortgage or lienholder), before any court or by any governmental, administrative or regulatory agency or authority, or otherwise, and Seller has received no notice, inquiry or demand which could lead to such a claim, demand, liability on litigation.

     Section 3.21. Bankruptcy or Insolvency Proceedings. There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending or to Seller's Knowledge threatened against the Company or the Property.

     Section 3.22. No Knowledge or Notice. There is no fact or condition presently existing with respect to the Property which violates any applicable law, rule, regulation, ordinance, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, and neither the Company nor and Principal Shareholders have received any notice, written or otherwise, from any governmental instrumentality or court requiring the correction of any condition with respect to the Property which might be in violation of any applicable law, rule, regulation, ordinance, judgment, order or decree of any governmental instrumentality or court, domestic or foreign.

     Section 3.23. Debts, Liabilities and Obligations. All debts, Liabilities and obligations of the Company arising from the Property, including, but not limited to, Taxes, accounts payable, bills or claims in connection with the Property, have been paid as they became due and will continue to be so paid, and all such debts, Liabilities and obligations accrued as of the date of the Closing have been or will be satisfied by the Company.

     Section 3.24. No Other Agreements. Seller has no existing contract or agreement, written or oral, with any party other than Buyer for the sale, transfer or other conveyance of the Property or portion thereof or of any interest in or right to acquire the Property or a portion thereof, and Seller shall not negotiate with, grant rights to or enter into any contract or agreement, written or oral, with anyone other than Buyer for the sale, transfer or conveyance of the Property or any portion thereof, unless this Agreement is terminated.

     Section 3.25. Compliance With Laws. All licenses, permits and approvals necessary to own and operate the Property are in full force and effect and there are no violations thereof or of any federal, state or local laws or regulations which have or may have a material adverse effect upon the ownership or operation of the Property.

     Section 3.26. No Agreements with Management. Neither the Company nor any other person or entity has contracts, agreements, arrangements or understandings, whether in writing or tacit, with any officer, director, employee or agent of the Company relating to this Agreement or Buyer's purchase of certain assets of the Company pursuant to this Agreement.

     Section 3.27. Name, Trade Name and Service Marks. The Company shall have the right as of the Closing Date to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other liens, the Company's corporate name, trade names, including but not limited to "Paradigm Mortgage Company" and the domain name, "www.goParadigm.com," and service marks together with any stylized logos incorporating those names or marks (collectively, the "Marks") and the Company is not in conflict with or violation or infringement of, nor is there any such conflict with or violation or infringement of, any asserted rights of any other person with respect to any of the Marks in any material respect.

     Section 3.28. Claims by Branch  Operations.  Except as set forth in Section
3.28 of the Disclosure Schedule, to the knowledge of the Company and the Principal Shareholders, there are no claims or causes of action or any basis for a threatened cause of action by any of the Branch Agreements against the Company in connection with the Branch Agreements or otherwise.

     Section 3.29. Loan Matters.

          (a) All loans originated by the Company since January 1, 1996 ("Loans") and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, the Company's underwriting standards and in material compliance with all applicable requirements of federal, state and local laws, regulations and rules.

          (b) None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participation interests in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loans (other than an early payment default). Except as disclosed in Section 3.29 of the Disclosure Schedule, the Company is not in default under any such agreement or has received any notice alleging default.

          (c) All brokers and other third parties who originate or have originated Loans since January 1, 1996 have all required licenses and approvals from all jurisdictions requiring licenses and approvals and to the best knowledge of the Company, have complied and are not in violation of any applicable law, regulation, order, rule, policy or guideline of any governmental entity.

          (d) The Company has no outstanding agreements, arrangements or commitments to securitize Loans.

          (e) Since January 1, 1996, the practices of the Company with respect to compensation paid to mortgage brokers comply with the policy statement issued by Department of Housing and Urban Development ("HUD") in March 1999.

     Section 3.30. Disclosure. Neither this Agreement nor the Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Buyer which results in, or could reasonably be anticipated to result in, a Material Adverse Effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES BY BUYER

     Section 4.01. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

     Section 4.02. Power and Authority. Buyer has the corporate power and authority to enter into and perform this Agreement and all other documents contemplated by this Agreement and has taken all corporate action required to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated on its part hereby. No consent or approval of any person, entity or governmental authority or agency is required to, of or for the execution and entering into of this Agreement or for the purchase of the Property except as have been obtained.

     Section 4.03. Noncontravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions as contemplated on its part hereby do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (a) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which Buyer is bound, (b) any mortgage, indenture, security agreement, contract, agreement or other undertaking to which Buyer is a party or by which it is bound or (c) Buyer's Articles of Incorporated or Bylaws.

     Section 4.04. No Broker. All negotiations relative to this Agreement and the transactions contemplated herein have been carried on by Buyer directly with Seller and without the intervention of any person or entity in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payments.

     Section  4.05.   Bankruptcy  or  Insolvency   Proceedings.   There  are  no
attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings pending or threatened against Buyer.

     Section 4.06. Enforceability. This Agreement and all other agreements to be executed in connection with this Agreement are valid and binding and enforceable upon and against Buyer in accordance with their respective terms.

     Section 4.07. Payment Shares. All actions necessary to authorize and approve the issuance of the Payment Shares, and as of the Closing, the Payment Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Payment Shares upon Closing.

     Section 4.08. Disclosure. None of the representations or warranties contained herein omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as of the Effective Date.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     The Closing shall not occur unless the following conditions precedent have been satisfied or waived in writing by Buyer:

          (a) All covenants, warranties and representations of Seller set forth herein shall be true, complete and correct.

          (b) Seller shall not be in default under this Agreement.

          (c) Subsequent to the Effective Date through the Closing Date there shall be no material adverse change in the Property.

          (d) Seller, as a result of the pending sale of the Property to Buyer, shall have complied with all applicable provisions of the Uniform Commercial Code, and Seller's creditors shall not have a claim as of or subsequent to Closing against the Property. Seller shall have provided to Buyer evidence reasonably satisfactory to Buyer that any and all obligations against the Property have been satisfied including such lien waivers as may be reasonably required by Buyer.

          (e) Seller shall have provided Buyer with evidence satisfactory to Buyer of Seller's discharge of any federal, state and local taxes accruing prior to Closing with respect to the Property and The Company's business, including, without limitation, all sales, use and employment withholding taxes, and all notices required to be delivered to the taxing authorities of the State of Florida as a result of the transaction contemplated by this Agreement shall have been timely delivered.

          (f) Seller shall have satisfied the requirements of Article VI herein;

          (g) All required governmental approvals of the sale of the Property shall have been received;

          (h) Buyer receives all necessary regulatory approvals to conduct the Branch Operations;

          (i) All covenants, warranties and representations of Buyer set forth herein shall be true, complete and correct;

          (j) Buyer shall not be in default under this Agreement;

          (k) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local or foreign jurisdiction, to which any of the Parties is a party which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any liability on any Party as a result of the consummation of the Acquisition, and all necessary regulatory approvals shall have been obtained;

          (l) Buyer, the Escrow Agent and the Company shall have entered into the Escrow Agreement, and, as of the Closing Date, all deposits required under the Escrow Agreement shall have been made, and the Escrow Agreement shall be in full force and effect;

          (m) The Company shall have procured all of the consents, if any, identified in the Disclosure Schedule; and

          (n) Those certain individuals and entities specified on Exhibit D hereto shall be granted options to purchase, in the aggregate, 350,000 shares of Buyer Common Stock, such options to provide an exercise price of $3.00 per share, to vest ratably over thirty-six (36) months of employment by Buyer following the Closing Date and to be exercisable for a period of five (5) years following the Closing Date.

                                   ARTICLE VI

                       CONDUCT OF SELLER PRIOR TO CLOSING

     Section 6.01. Full Access.

          (a) Prior to Closing, Buyer and its authorized representatives shall have full access to all properties, books, records, contracts and documents of the Company, and the Company shall furnish to Buyer and its authorized representatives all information with respect to the affairs of the Company as Buyer and its authorized representatives may request.

          (b) Simultaneously with or prior to the execution of this Agreement, The Company shall deliver to Buyer true, correct and complete copies of the following documents and records:

               (i)  Copies  of  all  contracts  and  agreements   affecting  the
          Property; and

               (ii) All other books, records, statements, agreements, documents and information pertaining to the operation of the Company and the ownership and use of the Property which Buyer may reasonably request.

     Section 6.02. Carry on in Regular Course. Seller covenants and agrees that,
prior  to  the  Closing,   unless  the  consent  of  Buyer  or  its   authorized
representative to a specific deviation shall be first obtained, Seller will:

          (a) Not do any act or omit to do any act which will cause or permit a breach of any material contract, commitment or obligation to which it is a Party;

          (b) Not enter into any contract or commitment involving an obligation or commitment not in the usual and ordinary course of business and consistent with past practices of The Company;

          (c) Not sell or dispose of any of its assets;

          (d) Not amend its Articles of Incorporation or Bylaws except to permit the closing of the transaction contemplated by this Agreement;

          (e) Keep in force all insurance policies presently in effect;

          (f) Disclose to Buyer all material accounts and Branch Operations of the Company which Seller knows have been lost or discontinued subsequent to the Effective Date;.

          (g) Use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organization intact, and to preserve its present relationships with its customers and others having business relations with them; and

          (h) Duly comply in all material respects with all applicable laws, local, state or federal, domestic or foreign, pertaining to the operation of its businesses.

                                   ARTICLE VII

                              EMPLOYMENT AGREEMENT

                          AND NONCOMPETITION AGREEMENTS

     Section 7.01. Employment Agreements. At Closing, Buyer and C.W. Robert Harrell and Paul H. Halter, Jr. shall execute and deliver the employment agreements.

     Section 7.02. Noncompetition Agreements. The Company and the Principal Shareholders shall, in accordance with Article IX hereof, agree not to compete with Buyer.

                                  ARTICLE VIII

                                 HOLDBACK ESCROW

     Section 8.01. Establishment of Holdback Escrow. The Parties hereby agree that 400,000 of the Payment Shares (the "Escrowed Shares") shall be delivered to Kutak Rock LLP (the "Escrow Agent") and held and released by the Escrow Agent in accordance with the Escrow Agreement. Two Hundred and Fifty Thousand (250,000) of the Escrowed Shares (the "Indemnity/Performance Escrowed Shares") shall be segregated for use to pay indemnity claims and performance guarantees, as described in paragraphs (a) and (b) of this Section 8.01. One Hundred and Fifty Thousand (150,000) of the Escrowed Shares (the "Transition Costs Escrowed Shares") shall be segregated for use to pay Transition Costs (defined in Section
9.07 hereof), as

set forth in paragraph (c) of this Section 8.01. It is agreed that all of the Indemnity/Performance Escrowed Shares shall be held in escrow for a period of one (1) year from the Closing Date, and 150,000 of such Indemnity Performance Escrowed Shares shall be held in escrow for a period of two (2) years following the Closing Date. The Transition Costs Escrowed Shares shall be held in escrow in accordance with paragraph (c) of this Section 8.01.

          (a) Indemnification Claims. In the event the Company and/or the Principal Shareholders are required to indemnify Buyer for any indemnity obligation arising under Section 9.04 hereof, such indemnity obligation may, in the discretion of Buyer and/or Buyer Subsidiary, as the case may be, be satisfied, from the Escrowed Shares. For purposes of this Section 8.01(a), the value of Escrowed Shares used to satisfy an indemnity obligation shall be equal to the Current Market Price, such Current Market Price to be determined as of the date Buyer gives written notice to the Escrow Agent pursuant to the Escrow Agreement of an indemnity claim.

          (b) Performance Guarantee. The Company covenants that the Branch Operations purchased by Buyer pursuant to this Agreement will maintain a combined minimum monthly volume of mortgage loan originations in the amount of $19,000,000 (the "Minimum Volume") for a period of eighteen (18) consecutive calendar months following the Closing Date. For each month the Minimum Volume is not reached, the Escrow Agent shall deliver to Buyer or Buyer's designee, in Buyer's discretion, 25,000 of the Indemnity/Performance Escrowed Shares. Buyer shall have the right, in its sole discretion, to waive or reduce the terms of the preceding sentence.

          (c) Transition Costs. To the extent the Company fails to make a payment of Transition Costs, when due pursuant to Section 9.07 hereof, the Escrow Agent shall release to Buyer or liquidate, upon Buyer's request, that number of the Transition Costs Escrowed Shares with an aggregate value sufficient to cover the claim for non-payment in accordance with the Escrow Agreement. For purposes of this Section 8.01(c), the value of Escrowed Shares used to pay Transition Costs to or for Buyer, as the case may be, shall be equal to the Current Market Price, such Current Market Price to be determined as of the date of Buyer's written notice pursuant to the Escrow Agreement of a claim for Transition Costs.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

     Section 9.01. Post-Acquisition Covenants. The Parties agree as follows with respect to the period following the Effective Time.

          (a) General. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification with respect to such matter under Section 9.04).

          (b) Transfer of Payment Shares.

               (i) The Company hereby acknowledges and agrees that the Payment Shares may not be transferred except pursuant to (a) a registered offering under the Securities Act, (b) Rule 144 of the Securities and Exchange Commission (or any similar rule or rules then in force) if available, or (c) subject to the conditions specified in subparagraph
          (ii) below, any other legally available means of transfer.

               (ii) In connection with the transfer of any Payment Shares (other than a transfer pursuant to a registered public offering), the holder thereof shall deliver written notice to Buyer describing in reasonable detail the transfer or proposed transfer, together with an opinion of securities counsel (with such opinion and such counsel being satisfactory to Buyer ) to the effect that such transfer of Payment Shares may be effected without registration of such Payment Shares under the Securities Act or any applicable state securities law. In addition, if the holder of Payment Shares delivers to Buyer such an opinion that concludes that no subsequent transfer of such Payment Shares will require registration under the Securities Act or any applicable state securities law, Buyer shall promptly upon such contemplated transfer cause its transfer agent to deliver new certificates for such Payment Shares which do not bear the restrictive legend set forth in this Section 9.01(b). If Buyer is not required to deliver new certificates for such Payment Shares not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Buyer in writing its agreement to be bound by the conditions contained in this Section.

          (c) Cooperation with Buyer. Prior to, at and subsequent to the Closing, the Company shall cooperate with Buyer in connection with the administrative, legal and management functions previously provided by the Company with respect the assets purchased by Buyer hereunder.

     Section 9.02. Non-Competition.

          (a) In consideration of the benefits to be received by Seller in connection with this transaction agrees that for a period ending on the second anniversary of the Closing Date, the Company and the Principal Shareholders will not, directly or indirectly, alone or in association with others, either as a principal agent, director, indirect owner, shareholder, partner, joint venturer or member, officer, director, employee, lender, investor, consultant, manager or in any other capacity:

               (i) contact or solicit, or direct any person, firm, corporation, association or other entity to contact or solicit, any Clients (as defined below) for the purpose of providing or attempting to provide, any services and/or products that are the same as or similar to the services or products and provided by Buyer to its Clients during the Restricted Period;

               (ii) solicit or accept if offered, with or without solicitation, on Seller's own behalf or on behalf of any other Person, the services of any Person who is an employee of Buyer or its Affiliates, nor solicit any of Buyer or its Affiliate's employees to terminate employment with Buyer or its Affiliates, nor agree to hire any employee of Buyer or its Affiliates into employment with Seller or any company, individual or other entity;

               (iii) take an action that is designed or intended or has the effect of discouraging any Client of Buyer or its Affiliates from initiating a relationship or maintaining its business relationship with the Buyer or its Affiliates; or

               (iv) allow Seller's name to be used by or participate (as defined below) in any Restricted Activity (as defined below).

          (b) For purposes of this Agreement, (A) the term "participate" means to have any direct or indirect interest, participation, association or involvement, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, owner, shareholder, member or otherwise; provided that Participate does not include ownership of less than 2% of the outstanding stock of any publicly traded entity so long as such Principal Shareholder does not have any active participation in the business or management of such entity; (B) the term "Restricted Activity" means any (i) engagement or association with or for mortgage brokerage practice, (ii) engagement or association with a Client, or (iii) engagement or association with an enterprise, venture or proprietorship engaged in the provision of mortgage brokerage services and (C) "Clients" means (i) any Person for whom the Buyer or its Affiliates has provided or currently provides mortgage brokerage services and (ii) any Person to whom the Buyer or its Affiliates has offered in writing to provide services, mortgage brokerage or with whom the Buyer or its Affiliates has had discussions followed or accompanied by written materials or other correspondence regarding the provision of mortgage brokerage services, at any time during the Restricted Period.

          (c) The Parties hereto agree that the Buyer would suffer irreparable harm from a breach of any of the covenants or agreements contained in this
     Section 9.02. In the event of an alleged or threatened breach by the Company and/or Principal Shareholders of any of the provisions of this
     Section 9.02, the Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Restricted Period with respect to the Company and/or the Principal Shareholders in breach by a period equal to the length of the violation of this Section 9.02) and the Restricted Period described above will be tolled with respect to the Seller until such alleged breach or violation is resolved. The Company and the Principal Shareholders agree that the restrictions in this Section 9.02 are reasonable protections under the circumstances of the Acquisition.

          (d) If, at the time of  enforcement  of any of the  provisions of this
     Section 9.02, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Company and the Principal Shareholders agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

          (e) The Company and the Principal Shareholders agree that the covenants made in this Section 9.02 shall be construed as an agreement independent of any provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

     Section 9.03. Waiver and Release. Seller, on behalf of Seller and Seller's heirs, executors, administrators, successors and assigns (the "Releasing Parties"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of Buyer, Buyer's, directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns ("Released Parties") from, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, state or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing ("Released Claims"). Each Principal Shareholder further represents and warrants that he has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. This Section 9.03 shall not apply to claims against Buyer for indemnification pursuant to Section 9.04(b)(ii) herein, to the extent applicable.

     Section 9.04. Indemnification.

          (a) Survival. All of the representations and warranties of Seller contained in Article III hereof (the "Seller Representations"), shall survive the consummation of this transaction (regardless of any Knowledge or investigation of Buyer and shall continue in full force and effect for a period of two years (the "Survival Period"). All of the representations and warranties of Buyer contained in Article IV (the "Buyer Representations") shall survive the consummation of this transaction (regardless of any Knowledge or investigation of the Shareholder or the Company) and shall continue in full force and effect until the expiration of the Survival Period.

          (b) Indemnification by the Parties.

               (i) Subject to Section 9.04(c),  Seller shall  indemnify,  defend and hold Buyer, its directors, officers, employees and agents (collectively, the "Acquiring Parties") harmless, from and against the entirety of any Adverse Consequences any of the Acquiring Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences any of the Acquiring Parties may suffer after the end of any applicable Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by: (A) any breach or inaccuracy of any representation or warranty of the Seller in this Agreement or in the schedules or certificates delivered by them in connection herewith, (B) any nonfulfillment or breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or (C) the costs and expense of defending any action, demand or claim by any third-party against or affecting any of the Acquiring Parties which, if true or successful, would give rise to a breach of any of the representations, warranties or covenants of the Seller. All Adverse Consequences for which the Acquiring Parties are entitled to seek indemnification under this Agreement are referred to herein as "Buyer Indemnifiable Losses."

               (ii) Buyer shall indemnify, defend and hold Seller harmless, from and against the entirety of any Adverse Consequences Seller may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences Seller may suffer after the end of any applicable Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or
          warranty  of  Buyer  in  this   Agreement  or  in  the   schedules  or
          certificates delivered by them in connection herewith, and (ii) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement. All Adverse Consequences for which Seller is entitled to seek indemnification under this Agreement are referred to herein as "Seller Indemnifiable Losses."

          (c) Certain Limits On and Provisions Relating to Seller's Indemnification. The obligation of the Sellers to indemnify the Acquiring Parties under Section 9.04(b)(i) of this Agreement shall be subject to the following:

               (i) the aggregate  liability of Seller  hereunder with respect to
          all  Buyer  Indemnifiable   Losses  shall  not  exceed  the  aggregate
          consideration received by Seller hereunder;

               (ii) the Seller will not have any obligation to indemnify the Acquiring Parties from and against any Buyer Indemnifiable Losses Indemnifiable under Section 9.04(b)(i) until the Acquiring Parties have suffered such aggregate Buyer Indemnifiable Losses in excess of $5,000 (at which point the Seller will be obligated to indemnify the Acquiring Parties from and against all such Buyer Indemnifiable Losses relating back to the first dollar); and

               (iii) the Seller will not have any obligation to indemnify the Acquiring Parties from and against any Buyer Indemnifiable Losses arising out of the breach of any of the Seller Representations, unless the Acquiring Parties make a written claim within the Survival Period with respect to the breach which gives rise to such Buyer Indemnifiable Losses.

          (d) Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is damaged thereby.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within fifteen (15) business days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Section 9.04, (B) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder with respect thereto, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the conditions set forth in Section 9.04(d)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 9.04(d)(ii), (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (E) the Indemnified Party shall, at the Indemnifying Party's reasonable request and at the Indemnifying Party's expense, cooperate in the defense of the matter. In the event that the conditions in Section 9.04(d)(ii) are not or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim.

     Section 9.05. Dispute Resolution Regarding Indemnification. In the event that any dispute should arise among the Parties with respect to any claims under
Section 9.04,  the Parties
shall first use their best efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within thirty (30) calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 9.06 hereof.

     Section 9.06. Arbitration.

          (a) Either Buyer or Seller may submit any dispute hereunder to binding arbitration by notifying the other Party hereto, in writing, of such dispute and submission.

          (b) Either Party requesting arbitration shall serve a written demand for arbitration on the other Party in the manner specified in Section 9.06(f). The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. Each party shall have the right to be represented by counsel and shall have the right to full documentary discovery.

          (c) Except as specifically provided herein, the arbitration shall be conducted by and in accordance with the commercial rules of American Arbitration Association, and the arbitrator's ruling shall be in accordance with law and the terms of this Agreement. The arbitrator shall not have the power to amend this Agreement in any respect.

          (d) No later than twenty (20) calendar days after a demand for arbitration is served, the Parties shall jointly select and appoint a single, disinterested individual to act as the arbitrator. In the event that the Parties do not agree on the selection of an arbitrator, the American Arbitration Association shall within thirty (30) more days select an arbitrator from its panel, from a short list of 5 to 10 names, as to which each party shall have two preemptory challenges. The panel proposed and the arbitrator chosen shall in any case possess experience relevant to disputes relating to consulting and other personal services businesses and the acquisitions of private businesses. Any arbitrator designated hereunder shall not now or in the three years preceding such arbitration be an employee, consultant, officer, director or shareholder of any Party hereto or any Affiliate of any Party to this Agreement or have now or in the three years preceding such arbitration any business relationship with any Party hereto or any Affiliate of any Party hereto.

          (e) No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than thirty (30) calendar days after the arbitrator is appointed and shall continue from day to day until completed.

          (f) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (d) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties; provided, that the arbitrator may not award any punitive damages. All rulings of the arbitrator shall be in writing, shall set forth the basis for the decision and shall be delivered to the Parties.

          (g) The prevailing Party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration and the disputed issues with respect thereto. The non-prevailing Party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. For purposes hereof, a Party seeking payment of any amount in arbitration shall be deemed to be the prevailing Party if it is determined that such party is entitled to receive at least 51% of the payment initially claimed by it to be due to such Party in such arbitration, and the other Party from which such payment is sought shall be deemed to be the "prevailing party" if the other Party is not so deemed to be the prevailing Party.

          (h) Any arbitration pursuant to this Subsection 9.06 shall be conducted in the Forsyth County, Georgia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Georgia and the United States District Court for the Northern District of Georgia, Atlanta Division, for purposes of the enforcement of any arbitration award.

     Section 9.07. Transition Costs. Seller hereby covenants and agrees to reimburse or pay to Buyer an amount not to exceed $900,000, in the aggregate, over a period of twelve (12) months following the Closing Date, for transition costs associated with integrating, assimilating and consolidating the Property and the related operations, all as determined in the sole discretion of Buyer (collectively, the "Transition Costs"). Buyer shall submit Transition Costs to Seller for payment, if not previously paid by Buyer, or for reimbursement, if previously paid by Buyer. All such Transition Costs shall be paid by Seller within thirty (30) days from receipt of written notice from Buyer.

     Section 9.08. Most Recent Fiscal Year End Financial Statements. Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer an unaudited balance sheet and related statements of income, changes in shareholders' equity and cash flow for the Company as of and for the fiscal year ending December 31, 1999, which statements shall fairly present the financial condition and results of operations of the Company as of the time and for the period referred to therein.

                                    ARTICLE X

                                     DEFAULT

     If the transaction contemplated by this Agreement is not consummated by reason of Buyer's breach or other failure to perform all obligations and conditions to be performed by Buyer, Buyer shall reimburse Seller for Seller's out-of-pocket expenses incurred in furtherance of this Agreement and Seller may, as Seller's sole remedy, terminate this Agreement or enforce specific performance of this Agreement. If the transaction contemplated by this Agreement is not consummated by reason of Seller's breach or other failure to perform all obligations and conditions to be performed by Seller, Seller shall reimburse Buyer for Buyer's out-of-pocket expenses incurred in furtherance of this Agreement and Buyer may, as Buyer's sole remedy, terminate this Agreement or enforce specific performance of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.01. Possession. Buyer shall be entitled to full possession of the Property at Closing.

     Section 11.02. Prorations and Adjustments; Costs. Personal property taxes on the Property for the year in which Closing occurs shall be pro rated as of the date of Closing. Each party shall pay its own travel, legal, accounting and other fees and expenses incurred in connection with the transactions contemplated by this Agreement.

     Section 11.03. Headings. All headings of sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

     Section 11.04. Duplicate Executions. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one in the same agreement.

     Section 11.05. Time of the Essence. Time shall be of the essence in connection with the satisfaction of agreements and performance of obligations under this Agreement.

     Section 11.06. Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument to be drafted.

     Section 11.07. Assignment or Delegation. No rights, obligations or duties of Seller or Buyer hereunder may be assigned or delegated.

     Section 11.08. Severability. Should any provision of this Agreement be deemed unenforceable by a court of competent jurisdiction, the unenforceable provision shall be considered severed from this Agreement and the remainder shall remain in force.

     Section 11.09. Entire Agreement. This instrument contains and constitutes the entire agreement of the parties regarding the subject matter hereof, and there are no other agreements, written or oral, between the parties affecting the subject matter hereof.

     Section 11.10. Notices. All notices or other communications to be given hereunder shall be given in writing and delivered by (i) certified mail, return receipt requested, (ii) personal delivery, (iii) facsimile or (iv) overnight express carrier addressed as follows:

If to the Company                             Paradigm Mortgage Associates, Inc.
Principal Shareholders:                       7805 Bay Meadows Way
                                              Jacksonville, FL  32256
                                              Attn:  Mr. C. W. Robert Harrell
                                              Telephone:  904-636-5626
                                              Facsimile:  904-636-5623

If to Buyer:                                  The Accent Group, Inc.
                                              5895 Windward Parkway, Suite 220
                                              Alpharetta, GA  30005
                                              Attn:  Steven A. Cunningham, Esq.
                                              Telephone:  770-754-6140
                                              Facsimile:  770-772-0562

With a copy to:                               Robert E. Altenbach, Esq.
                                              Kutak Rock LLP
                                              Suite 2100
                                              225 Peachtree Street, N.E.
                                              Atlanta, GA  30303
                                              Telephone:  404-222-4600
                                              Facsimile:  404-222-4654

or to such other address furnished by any party to the other in writing at any time and from time to time for such notice purposes. Any notice served by either party on the other shall be deemed effective the fifth business day following deposit in the mail if sent by certified mail, return receipt requested, when received, if delivered personally, upon machine confirmation if sent by facsimile, or the next business day following deposit with an overnight express carrier.

     Section 11.11. Nonwaiver. No delay, forbearance or neglect by Buyer or Seller in the enforcement of any of the conditions of this Agreement or any of Seller's or Buyer's rights or remedies hereunder shall constitute or be construed as a waiver thereof. No waiver of any of the conditions of this
Agreement by Seller or Buyer shall be effective unless expressly and affirmatively made and given by Seller or Buyer, as the case may be, in writing.

     Section 11.12. Schedules. Exhibits A through E attached hereto shall be deemed a part hereof to the same extent as if fully set forth herein.

     Section 11.13. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflict of laws principles.

     Section 11.14. Amendments. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties hereto. The parties may waive any of the conditions contained herein or any of the obligations of the other parties hereunder, but any such waiver shall be effective only if it is in writing and signed by the party waiving such condition or obligation.

     Section 11.15. Further Assurances. Each of the parties hereto agrees to take such further action and to execute such further instruments as may be reasonably required by any of the other parties in order to consummate the transaction contemplated by this Agreement and to carry out the intentions expressed in this Agreement.

     Section 11.16. Confidentiality. As a material inducement to Seller and Buyer entering into this Agreement, Seller and Buyer shall keep the Confidential Information (as defined below) in strict confidence and shall not disclose such Confidential Information other than (i) to (A) such of their respective officers, directors, employees, attorneys, advisors, accountants and agents and
(B) government authorities to the extent necessary to comply with applicable laws and regulations; (ii) in response to a subpoena or court order to disclose such Confidential Information; or (iii) as agreed to in writing by Seller and Buyer, provided that, before such Confidential Information is so disclosed, the party subpoenaed or ordered to disclose such Confidential Information shall first give the other parties to this Agreement notice of such subpoena or order and such other parties shall have had an opportunity to intervene in the matter. "Confidential Information" shall mean this Agreement, the terms and conditions of this Agreement, the documents delivered in connection with this Agreement and the transactions contemplated herein.

     Section 11.17. Risk of Loss. Risk of loss until the Closing shall be borne by Seller. In the event of material damage, loss or destruction to the Property or any part thereof by fire or other casualty prior to Closing, Buyer shall, at its option, elect one of the following:

          (a) To terminate this Agreement; or

          (b) To close the transactions contemplated hereby and take an assignment of and receive in cash all insurance proceeds payable as a result of such casualty or loss, and receive a credit against the Purchase Price in the amount of any deductible applicable to such insurance coverage, or to receive a credit against the Purchase Price in the amount of such casualty proceeds, together with any deductible amount applicable thereto. If Buyer elects to proceed under this Section 11.17, then Buyer shall have the right to settle any claim with the applicable insurance company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                                           PARADIGM MORTGAGE ASSOCIATES, INC.

                                           By: /s/ C.W. Robert Harrell
                                              ----------------------------------
                                           Name: C. W. Robert Harrell
                                          Title: Chairman - CEO


                                           PRINCIPAL SHAREHOLDERS

                                           By: /s/ C.W. Robert Harrell
                                              ----------------------------------
                                              C. W. Robert Harrell

                                           By: /s/ Paul H. Halter, Jr.
                                              ----------------------------------
                                              Paul H. Halter, Jr.


                                           ACCENT ACQUISITIONS I, CO.

                                           By: /s/ L. Scott Demerau
                                              ----------------------------------
                                         Name: L. Scott Demerau
                                        Title: President

                                    EXHIBIT A

                               DISCLOSURE SCHEDULE

        Copies available at the principal office of the Buyer.

                                    EXHIBIT B

                           OPINION OF SELLER'S COUNSEL

        Copies available at the principal office of the Buyer.

                                    EXHIBIT C

                                ESCROW AGREEMENT

                                    EXHIBIT D

                             STOCK OPTION AGREEMENTS


Name                                                        No. Options Proposed
Eric Halter                                                          10,000
Steve Taff                                                           10,000
Benson Sheally                                                       10,000
Mark Oppenhuizen                                                     10,000
Terry Conners                                                        10,000
David Morris                                                          7,500
Noreen Cleary                                                         7,500
Mitchell Cox                                                          7,500
Leland Stith                                                          7,500
Manfred Dworschak                                                     4,000
Jerry  Fournier                                                       4,000
Lee Dorman                                                            4,000
Paul Geoghgan                                                         4,000
Mike Medica                                                           4,000
Jack Brundett                                                         2,000
Suzanne Biddiscombe                                                   2,000
Audrey Malone                                                         2,000
Ed Hru                                                                2,000
John Burns                                                            2,000
Anthony Watson                                                        2,000
Doris Littlejohn                                                      2,000
Bill Winkle                                                           2,000
Andrew Alvitre                                                        2,000
Charles Blackenbecker                                                 2,000

Corporate

Bob Harrell                                                         120,000
Paul Halter                                                          30,000
Gordy Schore                                                         15,000
Bert Watson                                                          10,000
Jim Morgan                                                           10,000
Charlie Guymon                                                       11,000
Greg Childers                                                         8,500
Greg Martin                                                           8,500
Mike Huep                                                             8,500
Don Dorsey                                                            8,500